UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM 12b-25
                   NOTIFICATION OF LATE FILING
_Form 10-K  _Form 20-F  _Form 11-K  _X_Form 10-Q  _Form N-SAR

   SEC File Number:  0-19154      CUSIP Number:  024010-30-8

     For Period Ended:  June 30, 2004
     ( ) Transition Report on Form 10-K
     ( ) Transition Report on Form 20-F
     ( ) Transition Report on Form 11-K
     ( ) Transition Report on Form 10-Q
     ( ) Transition Report on Form N-SAR
     For the Transition Period Ended: __________________

   Read Instruction (on back page) Before Preparing Form.
 Nothing in this form shall be construed to imply tat the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________
PART I - REGISTRANT INFORMATION
______________________________________________________________
Full Name of Registrant:
______AMERICAN_ASSET_MANAGEMENT_CORPORATION___________

Former Name if Applicable:
______________________________________________________________

Address of Principal Executive Office (street and number)
__1280_US_HWY_46.__Parsippany,__New_Jersey__07054_____
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registration seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

/(a) The reasons described in reasonable detail in Part III
 /    of this form could not be eliminated with
 /    unreasonable effort or expense;
 /(b) The subject annual report, semi-annual report, transition
 /    report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
 /    portion thereof, will be filed on or before the fifteenth
X/    calendar day following the prescribed due date; or the
 /    subject quarterly report of transition report on Form
 /    10-Q, or portion thereof will be filed on or before the
 /    fifth calendar day following the prescribed due date;
 /    and
 /    The accountants statement or other exhibit required by
 /    Rule 12b-25(c) has been attached if applicable.

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach
Extra Sheets if Needed)
     Form 10-QSB could not be filed within the prescribed time period without unreasonable effort or expense due to certain unexpected delays beyond the control of Registrant in connection with its preparation.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
    __Richard_G._Gagliardi___    __(973)__  __299-8119_____
             (Name)                  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) been filed? If answer is
     no, identify report(s).   _X_Yes   __No


(3) Is it anticipated that any significant change in results of operations from the corresponding period the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     ___Yes   _X_No
________________________________________________________________

        _____American_Asset_Management_Corporation_____
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: __August_16,_2004__     By:__s/Richard_G._Gagliardi_____

INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representatives authority to sign of the Registrant shall be filed with the form.

     ____________________ATTENTION________________________
Intentional misstatement or omissions of fact constitute Federal
           Criminal Violations (See 18 U.S.C. 1001).

                      GENERAL INSTRUCTIONS
1. This form is required by Rule12b-25 (17CFR 240.12b-25) of the General Rules and Regulations under the Securities
    Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, DC 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.  Amendments to the notifications must also be filed on Form
    12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.